Exhibit 23.1

Consent of Independent Auditor

Digirad Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-203785 and 333-201554) and Form S-8 (Nos. 333-196562, 333-175986, 333-129609 and 333-116345) of Digirad Corporation of our report dated March 10, 2016, relating to the consolidated financial statements of Project Rendezvous Holding Corporation and Subsidiaries as of and for the year ended December 31, 2015 which appears in this Form 8-K/A of Digirad Corporation.

/s/ BDO USA, LLP

La Jolla, California

March 11, 2016